EXHIBIT 16

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.01 per share, of TD Ameritrade Holding Corporation, a Delaware corporation, unless and until a Reporting Person shall give written notice to the other Reporting Persons that it wishes to make separate Schedule 13D filings. The undersigned hereby further agree that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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SIGNATURES

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 19th day of September, 2017.

THE TORONTO-DOMINION BANK

By:	/s/ Barbara Hooper
Name:	Barbara Hooper
Title:	EVP, Treasury and Corporate Development

TD GROUP US HOLDINGS LLC

By:	/s/ Manjit Singh
Name:	Manjit Singh
Title:	Chief Financial Officer

TD LUXEMBOURG INTERNATIONAL HOLDINGS S.À R.L.

By:	/s/ Yves Sawaya
Name:	Yves Sawaya
Title:	Board Manager